[LOGO OF FOLEY HOAG, LLP]

August 17, 2007

Terabeam, Inc. 2115 O'Nel Drive San Jose, California 95131

Ladies and Gentlemen:

We have acted as counsel to Terabeam, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by certain securityholders of the Company (the “Selling Stockholders”) of up to 6,450,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  The Shares include 4,300,000 shares of Common Stock (the “Outstanding Shares”) outstanding on the date hereof and held by the Selling Stockholders and 2,150,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of common stock purchase warrants held by the Selling Stockholders (the “Warrants”).

You have requested our opinion with respect to the matters set forth below.

We are familiar with the Company’s Certificate of Incorporation, in the form certified by the Secretary of State of the State of Delaware on August 16, 2007, its By-Laws, in the form certified to us by the Secretary of the Company, and the records of meetings and consents of its Board of Directors and committees thereof and of its stockholders provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

We have assumed that, at the time of the issuance of any of the Warrant Shares, a sufficient number of shares of Common Stock will then be duly authorized and reserved or available for issuance.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of

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Terabeam, Inc.
August 17, 2007

the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that (a) the Outstanding Shares are legally issued, fully paid and nonassessable and (b) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be legally issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.  Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

FOLEY HOAG LLP

By:	/s/ John D. Hancock
a Partner

cc:  David L. Renauld, Esq.